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                        PARTICIPATION AGREEMENT ADDENDUM
                           Effective as of May 1, 2011
              Franklin Templeton Variable Insurance Products Trust
                      Franklin/Templeton Distributors, Inc.
                    First MetLife Investors Insurance Company
                     MetLife Investors Distribution Company

     Franklin Templeton Variable Insurance Products Trust (the "Trust"), Franklin/Templeton Distributors, Inc. (the "Underwriter," and together with the Trust, "we," "our," or "us"), First MetLife Investors Insurance Company, and MetLife Investors Distribution Company, your distributor (collectively, the "Company" "you" or "your"), on your behalf and on behalf of certain Accounts, (individually a "Party", collectively, the "Parties") have previously entered into a Participation Agreement dated September 1, 2000, as amended (the "Agreement").

     WHEREAS, the Parties now desire to amend the Agreement by this Participation Agreement Addendum ("the Addendum") to facilitate the summary prospectus delivery options pursuant to Rule 498 of the Securities Act of 1933 as amended, ("Rule 498").

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the Parties agree as follows:

     1. New paragraphs 4.7.1 through 4.7.3, as set forth in Attachment A of this Addendum, are added at the end of the existing paragraphs of
          Section 4 of the Agreement. This Addendum constitutes the new procedures referred to in Section 6 of the Agreement, and provides additional requirements in connection with the authorized use of the summary prospectus under Rule 498.

     2. Unless otherwise indicated, the terms defined in the Agreement shall have the same meaning in this Addendum. All other terms and provisions of the Agreement not amended herein, including, but not limited to the indemnification provisions, shall remain in full force and effect and will apply to the terms of this Addendum as applicable.

     3. This Addendum will terminate automatically upon the termination of the Agreement. It may also be terminated by mutual written agreement of the Parties to this Addendum at any time, and by any Party to this Addendum upon no less than 30 days' advance written notice to the other Parties to this Addendum.

                      (THIS AREA INTENTIONALLY LEFT BLANK)


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     IN WITNESS WHEREOF, each of the Parties has caused their duly authorized officers to execute this Addendum effective as of May 1, 2011.


The Trust:                              FRANKLIN TEMPLETON VARIABLE INSURANCE
     ONLY ON BEHALF OF EACH             PRODUCTS TRUST
     PORTFOLIO LISTED ON
     SCHEDULE C OF THE
     AGREEMENT.                         By:    /s/ Karen L. Skidmore
                                               ---------------------------------
                                        Name:  Karen L. Skidmore
                                        Title: Vice President


The Underwriter:                        FRANKLIN/TEMPLETON DISTRIBUTORS, INC.


                                        By:    /s/ Thomas M. Regner
                                               ---------------------------------
                                        Name:  Thomas M. Regner
                                        Title: Executive Vice President


The Company:                            FIRST METLIFE INVESTORS INSURANCE
                                        COMPANY


                                        By:    /s/ Robert L. Staffier
                                               ---------------------------------
                                        Name:  Robert L. Staffier
                                        Title: Vice President


The Distributor:                        METLIFE INVESTORS DISTRIBUTION COMPANY


                                        By:    /s/ Paul M. Kos
                                               ---------------------------------
                                        Name:  Paul M. Kos
                                        Title: Vice President


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                ATTACHMENT A TO PARTICIPATION AGREEMENT ADDENDUM
                ------------------------------------------------

     4.7.1 For purposes of this Addendum, the terms Summary Prospectus and Statutory Prospectus shall have the same meaning as set forth in Rule 498.

     4.7.2 We agree that the hosting of such Trust current Summary Prospectuses and other most recent documents required by Rule 498(e)(1) ("Trust Documents"), at the url website address we indicate on each Summary Prospectus ("Trust Documents Site"), is designed to lead Contract owners directly to the Trust Documents Site and comply with all applicable requirements of Rule 498(e) and
(f)(3). We also agree that we will be responsible for compliance with the provisions of Rule 498(f)(1) involving Contract owner requests for additional Trust Documents made directly to us. While we are not required to provide the Summary Prospectus delivery option for any Portfolio (or any Portfolio class of shares), should we decide to discontinue such option(s), the Underwriter agrees to give you no less than sixty (60) days' advance written notice and continue the hosting of the Trust Documents Site required by Rule 498(e)(1).

     4.7.3 The Parties agree that you are not required to use the Summary Prospectus delivery option. If you elect to use the Trust's Summary Prospectuses to satisfy your Trust prospectus delivery requirement, you agree to do so in compliance with the Agreement and Rule 498, and to give us no less than sixty
(60) days' advance written notice of such intended use. You also agree that any binding together of Summary Prospectuses, Statutory-Prospectuses, and other materials will be done in compliance with Rule 498(c). You further agree that you will be responsible for compliance with the provisions of Rule 498(f)(1) involving Contract owner requests for additional Trust Documents made directly to you, or one of your affiliates or third-party providers. In connection with your distribution of any Portfolio Summary Prospectus, you agree to be solely responsible for the maintenance of website links to the Trust Documents Site. You acknowledge that the Trust Documents Site is transmitted over the Internet on a reasonable efforts basis, and we do not warrant or guarantee its reliability. You agree that you will comply with any policies concerning Trust Documents Site usage that we provide to you, including any posted website Terms of Use.


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